Exhibit 10.12
                                    AGREEMENT
                                    ---------

         This AGREEMENT ("Agreement"), dated as of October 1, 2004, by and between VALLEY FORGE SCIENTIFIC CORP. a Pennsylvania corporation with a business address of 136 Green Tree Road, Oaks, PA 19456 ("Valley Forge"), and Codman & Shurtleff, Inc. ("CODMAN") a corporation existing under the laws of Massachusetts with a business address of 325 Paramount Drive, Raynham, MA 02767.

         WHEREAS, CODMAN develops, manufactures, and markets medical instruments, implants and accessories for the diagnosis and treatment of conditions affecting the central nervous system;

         WHEREAS, Valley Forge develops, manufactures and supplies medical devices and related instrumentation and accessories used for the bipolar electrical and radio frequency surgical treatment of bodily tissues and titanium mesh products related to surgery;

         WHEREAS, the parties desire that CODMAN distribute Valley Forge's Existing Products (as defined below) through December 31, 2005 under the Valley Forge Patents (as defined below) pursuant to the terms of this Agreement;

         WHEREAS, the parties desire to set forth certain other agreements regarding Valley Forge's New Product (as defined below); and

         WHEREAS, the parties desire to agree upon other matters as set forth herein.


         NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements hereinafter set forth, the parties hereto agree as follows:

                                   ARTICLE ONE

                                   DEFINITIONS
                                   -----------

         As used throughout this Agreement, each of the following terms shall have the respective meaning set forth below:

                  "Affiliate" of a party shall mean any entity or person that directly or indirectly controls, is controlled by or is under common control with such party. For purposes of this definition, "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise.

                  "Calendar Quarter" shall mean the calendar quarter customarily used by CODMAN for internal accounting purposes consisting of approximately three months in which each of the first two months consists of four weeks and the third month consists of five weeks.

                  "Valley Forge Patents" shall mean (i) all of the Patents as defined below, (ii) all other patents and applications for patents that cover the manufacture, use, importation or sale of any Existing Product, in which Valley Forge (or any Affiliate of Valley Forge) has any rights, any foreign counterparts thereof, as well as all continuations, continuations-in-part, divisions and renewals thereof, all patents which may be granted thereon, and all reissues, reexaminations and extensions.

                  "Field" shall mean the practice of neurocranial and neurospinal surgery.

                  "Improvement" shall mean any adaptation, change, redesign, improvement, modification of any Existing Product (as defined below), the Specifications (as defined below) therefor, the Raw Materials (as defined below) or the method or process of manufacture or production of any Existing Product provided, however, any adaptation, change, redesign, improvement, or modification of any Existing Product which results in such Existing Product being indicated for use in applications other than those within the Field shall not be considered an Improvement. Notwithstanding anything in this Agreement to the contrary, an Improvement shall not mean the New Product, or any adaptation, change, redesign, improvement, modification of the New Product.

                  "Know-How" shall mean all know-how relating to the development, manufacture, sale or use of any Existing Product, including, without limitation, processes, techniques, methods, products, apparatuses, biological materials and other materials and compositions which are reasonably related thereto. Notwithstanding anything in this Agreement to the contrary, Know-How shall not mean any know-how relating to the development, manufacture, sale or use of the New Product.

                  "Manufacturing Costs" shall mean the direct labor, direct overhead and Raw Materials costs incurred in the manufacture of Existing Product.

                  "Patents" shall mean the U.S. Patents set forth on Schedule C, along with any foreign counterparts thereof, as well as all continuations, continuations-in-part, divisions and renewals thereof, all patents which may be granted thereon, and all reissues, reexaminations, extensions, patents of addition, and any subsequent improvement patents or applications, such improvement patents and applications being those the practice of which falls within the claims any of said patents.

                  "Existing Products" shall mean the medical devices, disposables and accessory products indicated for use in the Field as described in Schedule A attached hereto.

                  "New Product" shall mean the New Product as described in Schedule B, attached hereto.

                  "Accessory Products" shall have the meaning set forth in Schedule A, attached hereto.

                  "Medical Device Products" shall have the meaning set forth in Schedule A, attached hereto.

                  "Disposable Products" shall have the meaning set forth in Schedule A, attached hereto.

                  "Raw Materials" shall mean the materials, components, and packaging required to manufacture and to package any Existing Product in accordance with the Specifications.

                  "Specifications" shall mean the specifications for the design, composition, product safety assurance, manufacture, packaging, and/or quality control of any Existing Products the same may hereafter be modified by mutual agreement of the parties in writing. Schedule D, attached hereto, references the document that contains the agreed upon Specifications for the Existing Products, which is made a part hereof.

                  "Exclusivity Term" shall have the meaning set forth in Section 10.01, herein.

                  "Extended Term" shall have the meaning set forth in Section 10.02, herein.

                  "Exclusivity End Date" shall mean March 31, 2005, or such later date as may be mutually agreed to in writing by CODMAN and Valley Forge.

                                   ARTICLE TWO

                      SUPPLY OF PRODUCT, PRICE, OTHER TERMS
                      -------------------------------------

         2.01 Distribution Rights. Valley Forge hereby appoints CODMAN, and CODMAN hereby accepts appointment, as Valley Forge's exclusive worldwide distributor of the Existing Products in the Field for the Exclusivity Term of this Agreement. Thereafter, Valley Forge hereby appoints CODMAN and CODMAN accepts appointment, as Valley Forge's non-exclusive worldwide distributor of the Existing Products in the Field for the Extended Term of this Agreement. Valley Forge understands and agrees that during the term of this Agreement, CODMAN may utilize its Affiliates to act as distributors hereunder in certain geographic areas, provided that CODMAN shall at all times remain responsible for performance of all of its obligations under this Agreement.

         (a) The parties acknowledge that Valley Forge develops, manufactures and markets through other distributors medical devices and related instrumentation indicated for use outside the Field, and that it is in the parties' mutual interest to ensure that such other products are not used in the Field during the Exclusivity Term. In the event Valley Forge becomes aware during the Exclusivity Term that any of its other distributors of its medical devices and related instrumentation intended for use outside the Field are promoting the use of such devices and/or instrumentation in the Field, Valley Forge shall take all such reasonable actions as may be permitted by law to prevent or discourage such promotion in the Field.

         (b) Valley Forge acknowledges that CODMAN and Dr. Leonard I. Malis have entered into a trademark/license agreement ("Trademark Agreement") for the "Malis" trademark ("Trademark"). On this date, Leonard I. Malis and CODMAN have entered into an extension of the Trademark Agreement coterminous with the Exclusivity Term and the Extended Term. Valley Forge consents to CODMAN using the "Malis" trademark in accordance with the terms of the Trademark Agreement as extended, and CODMAN consents to Dr. Leonard I. Malis entering into an option agreement with Valley Forge and transferring to Valley Forge the Trademark on terms substantially similar to the form of option agreement, attached as Exhibit A, hereto.

         2.02 Supply of Product. During the term of this Agreement, Valley Forge shall supply all product quantities of Existing Products as required by CODMAN (and its Affiliates), subject to the terms and conditions of this Agreement, for distribution for use in the Field pursuant to this Agreement. Each such Existing Product shall be manufactured and packaged by Valley Forge or its suppliers in accordance with the Specifications.

         2.03   Prices.

         (a) The initial price (the "Price") for each Existing Product (other than sample, special or prototype products) during the term of this Agreement is as set forth on Schedule E attached hereto. The Prices set forth in Schedule E include all costs of manufacturing and packaging in accordance with the Specifications and such Prices are F.O.B. Valley Forge's facilities in Philadelphia, PA or Oaks, PA.

         (b) The Prices set forth on Schedule E shall remain in effect through December 31, 2005.

         (c) Valley Forge hereby agrees that it shall use its good faith efforts to minimize its Manufacturing Costs of producing the Existing Products to the extent it may do so without compromising the quality of the Existing Products or compliance with terms of this Agreement.

         2.04 Forecasts. The parties understand and agree that certain critical Existing Product components have significant procurement lead times, and the parties understand and acknowledge that the prices of Existing Products above the levels set forth in the forecasts will be greater than the prices set forth in Schedule E, attached hereto. Attached as Schedule F are CODMAN's forecasts for Medical Device Products and Accessory Products for the period from October 1, 2004 to December 31, 2005 and forecasts for Disposable Products for the period from October 1, 2004 to June 30, 2005. On or before March 31, 2005, CODMAN shall provide to Valley Forge its forecasts for the Disposable Products for the period from July 1, 2005 to December 31, 2005. If CODMAN does not provide to Valley Forge its projections for the Disposable Products by March 31, 2005, the projections for the period from July 1, 2005 to December 31, 2005 shall be the same as the forecasts for quantities of Disposable Products for the immediately preceding six (6) month period. Valley Forge shall be under no obligation to supply CODMAN Disposable Products for the period from July 1, 2005 to December 31, 2005 in quantities in excess of 125% over the forecasted amounts for the immediately preceding six (6) month period. CODMAN will confirm these projections with the issuance to Valley Forge of its official purchase order.

         2.05 Orders. CODMAN shall place any binding orders for Existing Products by written or electronic purchase order (or by any other means agreed to by the parties) to Valley Forge. Such purchase orders shall set forth the desired date of delivery with respect to the Products ordered and shall be placed at least ninety (90) days prior to such desired date of delivery for all Medical Device Products and at least sixty (60) days prior to such desired date of delivery for all Disposable Products and Accessory Products. To the extent there is any conflict or inconsistency between this Agreement and any purchase order, purchase order release, confirmation, acceptance or any similar document, the terms of this Agreement shall govern. Valley Forge shall be obligated to supply up to 110% of the quantity forecasted pursuant to Section 2.04. Orders in excess of such 110% shall be subject to acceptance by Valley Forge; provided that Valley Forge will accept such excess orders to the extent it has, and its suppliers have the manufacturing capacity to supply them.

         2.06 Delivery. All charges for final packaging and transport packaging are included in the Price. All shipments must be accompanied by a packing slip that describes the articles, states the purchase order number and shows the shipment's destination. Valley Forge agrees to promptly forward the original bill of lading or other shipping receipt for each shipment in accordance with CODMAN's instructions. Valley Forge further agrees to promptly render correct and complete invoices to CODMAN, and to accept payment by check or, at CODMAN's discretion, cash or electronic transfer of funds. All invoices submitted by Valley Forge shall be payable net within thirty (30) days after the date of such invoices. The date of invoice with respect to any Existing Product shall not be earlier than the date of shipment of such Existing Product.

         2.07 Shipment. Valley Forge shall ship Existing Products, at CODMAN's cost to the extent set forth in Section 2.03, to any location chosen by CODMAN utilizing carriers approved by CODMAN. The risk of loss with respect to all Existing Products shall remain with Valley Forge until the products to be shipped are loaded on to the carrier specified by CODMAN. Valley Forge will package all Existing Products in accordance with the packaging requirements included in the Specifications.

         2.08   Minimum Purchase Requirements:

         (a) Existing Products. CODMAN shall purchase Existing Products from Valley Forge for the period from October 1, 2004 to March 31, 2005 in the minimum dollar amount of $1 million dollars per calendar quarter ("Minimum Dollar Purchase Obligations").

         (b) The Minimum Dollar Purchase Obligations shall be proportionally reduced on a unit-for-unit product basis to the extent (i) Valley Forge is for any reason unable to supply Existing Products in accordance with the terms of this Agreement, (ii) the particular Existing Product is recalled or withdrawn from the market for reasons of product safety, efficacy, reliability or deviation from the Specifications, or (iii) a third party infringes any of the Patents and such infringement is deemed the cause for the Minimum Dollar Purchase Obligations not to be met. The Minimum Dollar Purchase Obligations for the particular Existing Product or Products shall be reduced to zero in any given year in which the Existing Product or Products are the subject of a formal claim filed in a proceeding in the U.S. by a third party asserting that the manufacture, importation, use or sale of the Existing Product or Products infringes the intellectual property rights of a third party and will be adjusted prospectively upon final resolution of such claim. If the claim is filed in a proceeding outside the U.S. for a particular product, then the Minimum Dollar Purchase Obligations for the particular Existing Product shall be reduced on a proportionate basis based on sales of the particular Existing Product in the country where the claim is filed as compared to the total worldwide sales of the same Existing Product.

                                  ARTICLE THREE

                      ADDITIONAL OBLIGATIONS OF THE PARTIES
                      -------------------------------------

         3.01 Sales of Existing Products. All business decisions relating to the sale, price, marketing and promotion of any Existing Product supplied under this Agreement shall be within the sole discretion of CODMAN. Valley Forge further agrees that (i) payment by CODMAN to Valley Forge of the Prices set forth in Section 2.03 hereof for purchased Existing Product, and (ii) satisfying the Minimum Dollar Purchase Obligations; shall constitute complete satisfaction of any duty, whether express or implied, which could be imposed upon CODMAN to commercially exploit its rights under this Agreement and are accepted by Valley Forge in lieu of any best efforts obligations on the part of CODMAN, and the remedies for the failure to fulfill any such obligations shall be limited, as applicable, to loss of exclusivity, termination or the payment of the Price for purchased Existing Product as expressly set forth herein.

         3.02 Package Labeling. CODMAN shall be responsible for the text and regulatory compliance of all package labels, labeling and Existing Product inserts used in connection with the Existing Products. For purposes of this Agreement the terms "label" and "labeling" shall have the meanings set forth in Sections 201(k) and 201(m) respectively of the U.S. Federal Food, Drug and Cosmetics Act.

         3.03 Provision of Information by Valley Forge. Valley Forge shall, at the request of CODMAN, provide CODMAN with the following information relating to the Existing Products and to the extent reasonably available to Valley Forge, at no cost to CODMAN:

         (i) provide all relevant information on product safety, efficacy, reliability and performance characteristics;

         (ii) the Device Master Record and Device History Record, as defined in 21 Code of Federal Regulations, Part 820, for the Existing Products and components thereof;

         (iii) copies of all U.S. and foreign regulatory submissions, including any 510(k) submissions for the Existing Products;

         (iv) supply the written text of a technical service manual and user manual for each Existing Product in "print ready" form at no cost to CODMAN. CODMAN will supply Valley Forge with a quantity of technical service manuals and user manuals at its cost and Valley Forge will ship the same with each unit of Existing Product purchased.

         3.04 Changes. In no event shall any change in form, fit or function, safety, efficacy or reliability, or the appearance of an Existing Product ("Significant Change") be made without the prior written approval of CODMAN. If the parties agree on any such change, they shall modify the Specifications to reflect the same. Valley Forge further agrees that no significant changes to the method or process of manufacture or production of any Existing Product or the Raw Materials shall be made without prior written notification to and approval of CODMAN. As used in this Section 3.04, the term "significant change" shall mean any change that (i) results in a change to the Specifications (ii) affects Existing Product performance, labeling, physical appearance or configuration, software (other than debugging or other error correction which does not otherwise affect on the performance of the software), packaging, or sterilization processes, (iii) affects Product safety, reliability or integrity or (iv) requires a submission to or approval from a governmental body. In the event of any significant change, CODMAN shall have the responsibility to establish an appropriate qualification protocol, if required by CODMAN, and CODMAN and Valley Forge shall determine an appropriate inventory level for the pre-change Existing Product in order to cover on-going requirements during the qualification process. The parties will negotiate in good faith to determine the change in the purchase price, if any, which may be required by the change.

         3.05 Insurance. Valley Forge agrees to procure and maintain in full force and effect during the term of this Agreement valid and collectible insurance policies in connection with its activities as contemplated hereby which policies shall provide Comprehensive General Liability coverage including Existing Products and Contractual Liability coverage in an amount not less than $5 million per occurrence. Such policy shall name CODMAN as an insured or an additional insured. Upon CODMAN's request, Valley Forge shall provide to CODMAN certificate of coverage or other written evidence reasonably satisfactory to CODMAN of such insurance coverage. Such insurance policy shall provide that in the event such insurance coverage should be materially adversely changed or terminated for any reason, the insurer thereunder will give Valley Forge and CODMAN ten (10) days' prior notice. The existence of such coverage shall in no way limit Valley Forge's liability or obligations hereunder.

         3.06 Training. CODMAN shall develop and implement training programs for its sales representatives and customers with respect to the operation and maintenance of the Existing Products. Valley Forge shall be responsible for the technical accuracy of all training materials and shall assist CODMAN in preparing the technical aspects of such training programs. Valley Forge shall actively participate in training CODMAN trainers, who will in turn train CODMAN sales representatives and customers.

         3.07 Governmental Registrations. CODMAN shall apply, in its name and at its cost, for all governmental registrations required for CODMAN to market Existing Products during the Exclusivity Term as a distributor in those countries where CODMAN desires to market Existing Products during the Exclusivity Term, unless the applicable laws of a particular country require that such registrations be obtained by and in the name of the manufacturer of the applicable product, in which event Valley Forge shall apply for such approvals at CODMAN's cost. Valley Forge shall reasonably cooperate with CODMAN in its efforts to obtain such approvals. Valley Forge agrees that CODMAN shall have access to all of Valley Forge regulatory submissions and technical files for the Existing Products to the extent necessary to exercise its rights or fulfill its obligations hereunder.

         3.08   CODMAN will:

         i. advertise the Existing Products in those medical journals and/or Direct Mail which in its judgment are best suited for sale of the Existing Products, a copy of such advertisement will be reviewed by Valley Forge prior to its release. In disagreements as to marketing or sales content, CODMAN shall prevail. On matters of technical description or medical use or practice, Valley Forge shall prevail.

         ii. show the Existing Products at the AANS and CNS and such other trade shows as mutually agreed upon by CODMAN and Valley Forge.

         iii. CODMAN will review its marketing plan for the Existing Products with Valley Forge on a semi-annual basis, commencing within forty-five (45) days of the signing of this Agreement.

         3.09   Valley Forge shall:

                (a) during the Exclusivity Term provide CODMAN with field testing units of the New Product for CODMAN's evaluation and testing; provided, however, notwithstanding anything in this Agreement to the contrary, except as set forth in Section 3.11, below, CODMAN shall have no rights regarding New Product (including without limitation distribution or sales rights), except as agreed by Valley Forge in writing in Valley Forge's sole and absolute discretion.

                (b) use commercially reasonable efforts (i) to enter into a lease for a new facility to consolidate its existing Philadelphia and Oaks facilities into a single facility; and (ii) to occupy that facility by December 31, 2004. During the Exclusivity Term, Valley Forge will review with CODMAN from time-to-time the plans to consolidate its operations into a single facility, including its efforts to sell its existing Philadelphia facility.

         3.10 During the Exclusivity Term, Valley Forge and CODMAN will cooperate with each other in good faith to develop mutually agreeable project plans and schedules for the review and evaluation of the New Product and will conduct project reviews no less frequently than monthly in order to enable Valley Forge to complete field testing units for the New Product by the November 30, 2004 target date. CODMAN will conduct its field testing and evaluation of New Product within ninety (90) days after the date that the field testing units of the New Product are delivered by Valley Forge to CODMAN, but in no event later than the end of the Exclusivity Period ("Evaluation Period").

         3.11 Limited Right of First Refusal for New Product During the Exclusivity Term

         (a) During the Exclusivity Term, prior to offering the New Product to a third party distributor to distribute or sell the New Product for use in the Field, Valley Forge shall offer CODMAN the right of first refusal to market the New Product in the Field by giving CODMAN a written notice ("New Product Notice") of the minimum purchase requirements CODMAN's purchase price for the New Product, and other terms, after which CODMAN shall have a period of thirty
(30) days or until the end to the Exclusivity Term, whichever is earlier, ("New Product Decision Period") to enter into a distribution agreement for the New Product under the terms set forth in the New Product Notice or other terms mutually agreed upon in writing by Valley Forge and CODMAN ("New Distribution Agreement").

         (b) In the event CODMAN (i) gives written notice to Valley Forge of its decision not to exercise its right of first refusal during the First New Product Decision Period, or (ii) if CODMAN fails to enter into a New Distribution Agreement with Valley Forge during the New Product Decision Period, then, notwithstanding anything in this Agreement to the contrary, Valley Forge may pursue other distribution opportunities for the New Product in the Field, on terms that are, in the aggregate, not less favorable to Valley Forge than the terms specified by Valley Forge in the New Product Notice or contained in the last subsequent proposal by Valley Forge to CODMAN, if any, and, in the event that Valley Forge desires to pursue such less favorable distribution opportunities, then Valley Forge shall be required (each time such situation arises during the Exclusivity Term) to give a new notice to CODMAN pursuant to this Section 3.11 and comply with the right of first refusal set forth herein.

         (c) Notwithstanding anything in this Agreement to the contrary, the right of first refusal set forth in Section 3.11(a) and (b), above shall terminate at the end of the Exclusivity Term.

         (d) Furthermore, notwithstanding anything in this Agreement to the contrary, the right of first refusal in Section 3.11(a) and (b), above shall not apply to Valley Forge or any wholly-owned subsidiary marketing or selling the New Product through its own sales force or through independent sales representatives. Valley Forge (including any wholly-owned subsidiaries), however, agrees not to market or sell the New Product in the Field through its own sales force or through independent sales representatives until the earlier of the expiration of the Evaluation Period or the end of the Exclusivity Term.

                                  ARTICLE FOUR

                  QUALITY/DEFECTIVE PRODUCT/INSPECTIONS/TESTING
                  ---------------------------------------------

         4.01 Inspections. CODMAN shall have the right, upon reasonable notice to Valley Forge and during regular business hours, to inspect and audit the facilities being used by Valley Forge (or any third party) for production and storage of Existing Products to assure compliance by Valley Forge (and its suppliers) with (i) all applicable statutes, laws and regulations, including, without limitation, Quality System Regulations ("QSRs") enforced by the United States Food and Drug Administration (the "FDA"), (ii) CODMAN Quality Assurance Policies, (iii) Johnson & Johnson Corporate Quality Assurance Requirements, and
(iv) the terms and provisions of this Agreement. Valley Forge shall within fourteen days remedy or cause the remedy of any deficiencies which may be noted in any such audit or, if any such deficiencies can not reasonably be remedied within such fourteen day period, present to CODMAN a written plan to remedy such deficiencies as soon as possible; and the failure by Valley Forge to remedy or cause the remedy of any such deficiencies within such fourteen day period or to present such a plan within such fourteen day period and then use its best efforts to remedy or cause the remedy of such deficiencies in accordance with such written plan, as the case may be, shall be deemed a material breach of this

Agreement. Valley Forge acknowledges that the provisions of this Section 4.01 granting CODMAN certain audit rights shall in no way relieve Valley Forge of any of its obligations under this Agreement, nor shall such provisions require CODMAN to conduct any such audits.

         4.02 Acceptance; Disposition of Non-Compliant Product. CODMAN shall have no obligation to pay for any Existing Product that is subject to such a claim of non-compliance with the specifications; provided CODMAN shall pay for Product within 30 days of receipt unless such Existing Product has been rejected within such 30-day period. Valley Forge shall replace at its own cost and expense, including reimbursement of freight costs incurred by CODMAN, Existing Product that fails to comply with the Specifications or other warranties made in Article Five, which replacement shall constitute CODMAN's sole and exclusive remedy therefor (but in no way limiting Valley Forge's indemnity obligations under Section 6.01). CODMAN shall notify Valley Forge of the existence and nature of any non-compliance with the specifications that comes to its attention and shall return such non-compliant Existing Product to Valley Forge within fifteen (15) days after it is rejected by CODMAN. Valley Forge shall have a reasonable opportunity, not to exceed ten (10) days from receipt of such Existing Product, to inspect such non-compliant product and provide CODMAN an explanation of the non-compliance and proposed course of action (i.e. repair (including the nature of the repair) or replacement of the Existing Product). The acceptance (or non-rejection) of any Existing Products shall in no way limit CODMAN's rights under Valley Forge product warranty or for indemnification hereunder; provided however that Valley Forge shall replace non-compliant product (i) under this Section 4.02 if found to be non-compliant within 60 days following receipt thereof by CODMAN and (ii) under Section 5.01 if found to be non-compliant after such 60 day period.

         4.03 Independent Testing. If, after Valley Forge's inspections of any Existing Product, the parties disagree as to whether such Existing Product conforms to the Specifications, either party may deliver the item to an independent third-party laboratory, mutually and reasonably acceptable to both parties, for analytical testing to confirm such item's conformance to the Specifications. All costs associated with such third-party testing shall be at CODMAN's expense unless the tested item is deemed by such third-party to be not in compliance with the Specifications, in which case all such costs, including reimbursement of freight and disposition costs, shall be promptly paid by Valley Forge. No inspection or testing of or payment for Existing Product by CODMAN or any third-party agent of CODMAN shall constitute acceptance by CODMAN thereof, nor shall any such inspection or testing be in lieu or substitution of any obligation of Valley Forge for testing, inspection and quality control as provided in the Specifications or under applicable local, state, or federal laws, rules, regulations, standards, codes or statutes.

         4.04 Corrective Action. In the event any governmental agency having jurisdiction shall request or order, or if CODMAN shall reasonably determine to undertake, any corrective action with respect to any Existing Product, including any recall, corrective action or market action, and the cause or basis of such recall or action is attributable to a breach by Valley Forge of any of its warranties, guarantees, representations, obligations or covenants relating to that Product, then Valley Forge shall actively cooperate with CODMAN in executing such corrective action relating to Existing Product quality and performance, and Valley Forge shall reimburse CODMAN for the reasonable out of pocket costs of such action, including the cost of replacing any Existing Product which is so recalled, whether or not any such specific unit of Existing Product shall be established to be in breach of any warranty by Valley Forge hereunder: provided however, if none of the units of Existing Product returned to Valley Forge are determined to be (in accordance with the terms of Sections
4.02 and 4.03) in breach of any warranty provided by Valley Forge hereunder, then CODMAN shall reimburse Valley Forge for its reasonable out of pocket costs for such action, and CODMAN shall not offset amounts owing to Valley Forge for the cost of any Existing Product returned to Valley Forge.

         4.05 Notice of Audit or Inquiry. Each party agrees to promptly notify the other of any FDA audit, or any audit by any other regulatory body, of its facilities used for the manufacture, storage or distribution of Existing Products, or any request for information from the FDA, or other regulatory body, related to the manufacture of Existing Products, as soon as practicable after it received notice of such audit or request.

         4.06. Warranty Service. With the exception of disposable and limited-use products, Valley Forge agrees to perform repair, maintenance, modification and other services (including warranty repairs) on a timely basis on Existing Products purchased by CODMAN, its Affiliates, or its customers. All requests for service from customers shall be directed to CODMAN, who will arrange for the customer to ship the applicable Existing Product directly to Valley Forge. Valley Forge will repair and return product in accordance with CODMAN instructions. In the case of out-of-warranty service, Valley Forge will bill CODMAN, who in turn will bill the customer. The rates for out-of-warranty service shall be agreed upon from time-to-time by CODMAN and Valley Forge. Subject to the availability of specific parts from suppliers, Valley Forge agrees to maintain an inventory for spare and replacement parts for each Existing Product sold under this Agreement if and when production ceases for a period of at least three (3) years following the delivery date of the particular Existing Product.

         4.07. Medical Device Reports; It will be the duty of CODMAN to notify the FDA of any Medical Device Reports pertaining to the Existing Products. CODMAN shall notify Valley Forge at the same time that it notifies the FDA.

         4.08 Recalls and Market Withdrawal: Valley Forge and CODMAN shall actively cooperate in investigating the circumstances underlying in the Medical Device Report and in responding to FDA inquiries. In the event any governmental agency having jurisdiction shall request or order, or if CODMAN shall determine, in its sole discretion, to undertake any corrective action with respect to any Existing Product (or any finished Existing Product containing or contained in any Existing Product), including any recall, corrective action or market action, and the cause or basis of such recall or action is attributable to a breach by Valley Forge of any of its warranties, guarantees, representations, obligations or covenants contained herein, then Valley Forge shall be liable, and shall reimburse CODMAN for the reasonable costs of such action including the cost of any Existing Product (or any finished Existing Product containing or contained in any Existing Product) which is affected thereby whether or not such particular Existing Product shall be established to be in breach of any warranty by Valley Forge.

                                  ARTICLE FIVE

                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

         5.01 (a) Valley Forge warrants to CODMAN that the Existing Products will meet the Specifications and will be free from material defects in material, workmanship and design, PROVIDED THAT:

         1. The Existing Product has been installed, stored, used and maintained in strict compliance with the safety procedures, Operating Instructions and storage and handling requirements provided with the Existing Product.

         2. Valley Forge or an authorized Valley Forge representative is notified. At such time Existing Product shall be taken out of service, as soon as notice of an alleged defect is received by CODMAN or the alleged defect appears.

         3. The Existing Product has not been subject to (i) neglect, misuse or operation contrary to the Operating Instructions provided with the Existing Product or (ii) improper storage or handling contrary to the storage and handling instructions provided with the Existing Product.

         4. No repairs have been attempted or parts replaced by anyone not authorized by Valley Forge to perform such repair, and that the Existing Product serial number, date stamp or other identification marks have not been removed or defaced.

                           (a) Valley Forge's liability under this warranty is limited to the supply of replacement parts or Existing Product, or labor and parts repair at an authorized Valley Forge facility, to a value not exceeding the original Valley Forge invoice price of the Existing Product.

                        The warranty does not include:

                        i) Packaging, freight and insurance to and from authorized Valley Forge repair facility.

                        ii)Existing Products not provided by Valley Forge or damage to the Existing Product that is caused by any such products.

                           (b) Valley Forge represents and warrants that it complies and shall comply with applicable statutes, laws, ordinances, rules and regulations relating to the manufacture, assembly and supply of the Existing Product, including, without limitation, those enforced by the FDA (including compliance with QSRs and GMPs) and International Standards Organization (ISO) Rules 9,000 et seq. Valley Forge represents and warrants that it has obtained ISO 9001 certification and has where required by the applicable regulations, submitted to the FDA an application for 510K clearance for the Product and that the applications for such certification and clearance contain (or prior to certification or clearance will contain) complete and accurate information and that the information contained therein, obtained in good faith in compliance with all applicable statutes, laws, ordinances, rules and regulations.

         5.02 Execution and Performance of Agreement. Valley Forge and CODMAN each represents and warrants to the other that it has full right, power and authority to enter into and perform its obligations under this Agreement. Valley Forge and CODMAN each `further represents and warrants to the other that the performance of its obligations under this Agreement will not result in a violation or breach of, and will not conflict with or constitute a default under any agreement, contract, commitment or obligation to which such party or any of its Affiliates is a party or by which it is bound and that it has not granted and will not grant during the term of this Agreement or any renewal thereof, any conflicting rights, license, consent or privilege with respect to the rights granted herein.

         5.03 Intellectual Property. Valley Forge represents and warrants to CODMAN that Valley Forge owns all of the rights, title and interest in and to the Valley Forge Patents and Know-How and all other Valley Forge intellectual property that appear on Valley Forge intellectual property or used in connection with the Existing Products; no academic institution, member of an academic institution, corporation or other entity, or any local, state or federal government holds any property rights through it in any Existing Product; Valley Forge is able to consummate this Agreement in the capacity of a free agent; the manufacture, use and sale of the Products in accordance with the terms of this Agreement does not and will not infringe any third party's rights under any patent; the use of the Valley Forge Trademarks by CODMAN hereunder does not and will not infringe the rights of any third party; and Valley Forge is presently aware of no infringement by any third party of any Valley Forge Patent or any Valley Forge Trademark.

         5.04 (a) VALLEY FORGE MAKES NO WARRANTY OTHER THAN THOSE EXPRESSLY MADE HEREIN, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE.

                (b) THE ABOVE WARRANTY SHALL SUPERSEDE THE DISCLAIMER OF WARRANTIES STATEMENT WHICH IS INCLUDED IN THE OPERATING INSTRUCTIONS, OR ANY OTHER DOCUMENTATION PROVIDED WITH THE PRODUCT, TO THE EXTENT THE PROVISIONS OR SUCH DISCLAIMER OF WARRANTIES ARE INCONSISTENT WITH THIS WARRANTY.

                (c) NOTHING CONTAINED IN THIS ARTICLE 5 SHALL IN ANY WAY LIMIT VALLEY FORGE'S INDEMNITY OBLIGATIONS UNDER SECTION 6.01.

                                   ARTICLE SIX

                                 INDEMNIFICATION
                                 ---------------

         6.01 Indemnification by Valley Forge. Valley Forge shall indemnify and hold harmless CODMAN and its Affiliates and their respective officers, directors and employees from and against any and all claims, damages, lawsuits, liabilities, costs, charges, judgments and expenses (including interest, penalties and reasonable attorneys' fees) (collectively "Damages") incurred by such party arising out of or resulting from (i) material breach by Valley Forge of any of its representations, warranties, guarantees, covenants or obligations contained herein; or (ii) manufacturing defects in Existing Products Valley Forge supplied to CODMAN pursuant to this Agreement, except to the extent caused by CODMAN's distribution practices, CODMAN's advertising or promotional material for the Existing Products that has not been approved by Valley Forge, or misrepresentations of the Existing Products by CODMAN, or improper use of the Existing Products. Except for the parties to this Agreement and their affiliates, no other persons shall be a third party beneficiary of this Section 6.01.

         6.02 Indemnification by CODMAN. CODMAN shall indemnify and hold harmless Valley Forge and its Affiliates and their respective officers, directors and employees from and against any and all Damages incurred by such party arising out of or resulting from (i) any material breach by CODMAN of any of its representations, warranties, guarantees, covenants or obligations contained herein or (ii) the use of the Existing Products (including personal injury and product liability claims) to the extent caused by CODMAN's distribution practices, CODMAN's advertising or promotional material for the Products that has not been approved by Valley Forge, or misrepresentations of the Existing Products by CODMAN. Except for the parties to this Agreement and their affiliates, no other persons shall be a third party beneficiary of this
Section 6.02.

         6.03 Claims. Each indemnified party agrees to give the indemnifying party prompt written notice of any matter upon which such indemnified party intends to base a claim for indemnification (an "Indemnity Claim") under this

Article Six. The indemnified party shall have the right to participate with the indemnifying party in the indemnifying party's defense, settlement or other disposition of any Indemnity Claim, subject to the ultimate control of the indemnifying party. With respect to any Indemnity Claim relating solely to the payment of money damages and which could not result in the indemnified party's becoming subject to injunctive or other equitable relief or otherwise materially adversely affect the business of the indemnified party in any manner, and as to which the indemnifying party shall have acknowledged in writing the obligation to indemnify the indemnified party hereunder, the indemnifying party shall have the sole right to defend, settle or otherwise dispose of such Indemnity Claim, on such terms as the indemnifying party, in its sole discretion, shall deem appropriate, provided that the indemnifying party shall provide reasonable evidence of its ability to pay any damages claimed and with respect to any such settlement shall have obtained the written release of the indemnified party from the Indemnity Claim. The indemnifying party shall obtain the written consent of the indemnified party prior to ceasing to defend, settling or otherwise disposing of any Indemnity Claim if as a result thereof the indemnified party would become subject to injunctive or other equitable relief or the business of the indemnified party would be adversely affected in any manner.

         6.04 Survival. This Article 6 shall survive any termination of this Agreement.

                                  ARTICLE SEVEN

                     INABILITY TO MANUFACTURE, FORCE MAJEURE
                     ---------------------------------------

         7.01 Failure to Supply. (a) During the Exclusivity Term, should Valley Force be unable to or fail for any reason, other than as set forth in paragraph 7.02 hereof, to manufacture an Existing Product in accordance with the agreed upon Specifications or quantities or to comply with applicable Good Manufacturing Practices as specified in paragraph 5.01 (a) (hereinafter referred to as a "Manufacturing Deficiency"), CODMAN within sixty (60) days of the discovery of the Manufacturing Deficiency, on ninety (90) days prior written notice to Valley Forge, may remove the particular Existing Product from the terms of this Agreement. During the ninety (90) day notice period set forth in the preceding sentence, Valley Forge will have the right to cure such Manufacturing Deficiency in order to keep the particular Existing Product in compliance with the terms of this Agreement, in which event the notice shall be null and void.

         7.02 Force Majeure. Valley Forge shall not be liable for any failure to supply, deliver or for any delay in the delivery of the Existing Products hereunder, when any such failure or delay is caused, directly or indirectly, by fires, floods, accidents, explosions, strikes or other labor disturbances (regardless of the reasonableness of the demands or labor), wars, shortages of fuel, power, or raw materials, inability to obtain or delays of transportation facilities, acts of God, or any cause, whether similar or dissimilar, to the foregoing beyond the reasonable control of Valley Forge, as the case may be affecting Valley Forge's production and/or delivery of the Existing Products covered by this Agreement or CODMAN's acceptance or resale thereof. Such failure will be excused for three months or as long as such event shall be continuing (whichever period is shorter) provided that Valley Forge gives immediate written notice to CODMAN of the Force Majeure Event. Valley Forge shall exercise all reasonable efforts to eliminate the Force Majeure event and to resume performance. In the event the failure continues beyond three months then CODMAN may at CODMAN's option require Valley Forge to find another source (approved and qualified by CODMAN) within thirty (30) days from the end of the three month period to manufacture and supply the Existing Products in accordance with the Specifications. The provisions of this paragraph shall not serve to modify any rights CODMAN may have under paragraph 7.01 concerning Valley Forge's inability to manufacture.

                                  ARTICLE EIGHT

                                 CONFIDENTIALITY
                                 ---------------

         8.01 Confidential Information. As used herein, "Confidential Information" shall mean the Specifications, the Know-How, the Manufacturing Costs, information pertaining to the New Product or any other Valley Forge product (including information obtained from the testing and evaluation of the New Product pursuant to this Agreement and Specifications and Know-How pertaining to the New Product) the Raw Materials, and all other confidential or proprietary information that is reduced to writing, marked as confidential and given to one party by the other party relating to such other party or any of its Affiliates, including information regarding any of the products of such other party or any of its Affiliates, information regarding its advertising, distribution, marketing or strategic plans or information regarding its costs, productivity or technological advances. Neither party shall, during the term of this Agreement and for a period of five years following the termination or expiration of this Agreement for any reason, use, or disclose to third parties any Confidential Information of the other (except to the extent reasonably necessary to exercise its rights or comply with its obligations under this Agreement) and each party shall insure that its employees, officers and agents shall not use, or disclose to third parties any Confidential Information of the other (except to the extent reasonably necessary to exercise its rights or comply with its obligations under this Agreement); provided, however, that CODMAN may disclose Confidential Information of Valley Forge to CODMAN's Affiliates and consultants if such persons are informed of the confidential nature of such information and are under contractual obligation to CODMAN to keep such information confidential and not use or disclose such Confidential Information. Confidential Information shall not include information that (i) was already known to the receiving party at the time of its receipt thereof, as evidenced by its written records (other than information obtained from Valley Forge or from a third party that did not have the right to make a disclosure of information without violating an obligation of confidentiality), (ii) is disclosed to the receiving party after its receipt thereof by a third party who has a right to make such disclosure without violating any obligation of confidentiality, (iii) is or becomes part of the public domain through no fault of the receiving party or (iv) is required to be disclosed to comply with applicable laws or regulations or an order of a court or regulatory body having competent jurisdiction.

                                  ARTICLE NINE

                                 LICENSE RIGHTS
                                 --------------

         9.01 License Upon Bankruptcy. Valley Forge hereby grants to CODMAN an exclusive worldwide license, with the right to grant sub-licenses to its Affiliates, under the Valley Forge Patents and Know How in the Field, to use, sell, make and have made the Existing Products, and to use the Valley Forge Trademarks in connection therewith for the Exclusivity Term (collectively the "Bankruptcy License Rights"); provided, however, that the Bankruptcy License Rights granted hereunder shall be subject to the terms of Section 9.02, and shall be effective only if during the Exclusivity Term (i) a Title 11 proceeding has been voluntarily filed by Valley Forge, or filed by a third party and not dismissed within 90 days thereafter, and (ii) this Agreement has been rejected in the Title 11 proceeding (a "Bankruptcy Event"). Notwithstanding anything in this Article 9 to the contrary, CODMAN shall not have any Bankruptcy License Rights, nor shall it exercise any Bankruptcy License Rights, other than after the occurrence of a Bankruptcy Event. Furthermore, notwithstanding anything in this Article 9 to the contrary, any and all Bankruptcy License Rights shall terminate at the Exclusivity Term of this Agreement.

         9.02 Rights Upon Bankruptcy. All rights and licenses to Valley Forge Patents and Know-How granted under this Agreement by Valley Forge to CODMAN are, for all purposes of Section 365(n) of Title 11 of the U.S. Code ("Title 11"), licenses of rights to intellectual property as defined in Title 11. Valley Forge agrees during the term of this Agreement to create and maintain current copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, of all such Valley Forge Patents and Know-How. If a case is commenced by or against Valley Forge under Title 11, then, unless and until this Agreement is rejected as provided in Title 11, Valley Forge (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a Title 11 trustee) at its option shall either perform all of the obligations provided in this Agreement to be performed by Valley Forge or provide to CODMAN all such intellectual property reasonably required to make or have made, use and sell Existing Products in the Field (including all embodiments thereof) held by Valley Forge and such permitted successors and assigns, as CODMAN may elect in a written request, immediately upon such request. If a Title 11 case is commenced by or against Valley Forge, this Agreement is rejected as provided in Title 11 and CODMAN elects to retain its rights hereunder as provided in Title 11, then Valley Forge (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a Title 11 trustee) shall provide to CODMAN all such intellectual property (including all embodiments thereof) held by Valley Forge and such successors and assigns immediately upon CODMAN's written request therefor. All rights, powers and remedies of CODMAN, as a licensee hereunder, provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, Title 11) in the event of the commencement of a Title 11 case by or against Valley Forge. CODMAN, in addition to the rights, powers and remedies expressly provided herein, shall be entitled to exercise all other such rights and powers and resort to all other such remedies as may now or hereafter exist at law or in equity (including Title 11) in such event.

         9.03 Prosecution of Patents. Valley Forge agrees to, at its expense, prosecute, or cause to be prosecuted to allowance or rejection, and reasonably maintain, in the United States and such other countries selected by mutual agreement of Valley Forge and CODMAN, the patents and patent applications included in the Valley Forge Patents. Valley Forge shall issue as a patent each such application prosecuted to allowance. Valley Forge shall pay all government fees required to keep in force patents and applications therefor included in the Valley Forge Patents and shall submit evidence to CODMAN, upon request, that said government fees have been timely paid.

         9.04 Third-Party Infringement. In the event there is infringement by a third party of any Valley Forge Patent and CODMAN becomes aware of such infringement, CODMAN shall give Valley Forge written notice to that effect, including with such written notice evidence establishing a prima facie case of infringement by such third party. Valley Forge shall bear all expenses of any suit brought by it based upon such infringement and shall retain all damages or other monies awarded or received in settlement of such suit. If, after the expiration of ninety (90) days from the date of such notice, Valley Forge has not obtained a discontinuance of such infringement or brought suit against the third party infringer, then CODMAN shall have the right, but not the obligation, to bring suit against such infringer. Valley Forge will cooperate with CODMAN in any such suit for infringement brought by CODMAN against a third party, and shall have the right to consult with CODMAN and to participate in and be represented by independent counsel in such litigation at its own expense. CODMAN shall bear all expenses of such suit, and shall retain any damages or other monies awarded or received in consequence of such litigation.

         9.05   Ownership of Developments.

         (a) All inventions made, conceived or acquired by Valley Forge, and the intellectual property related to any Existing Product, the New Product ,or any other product including any Improvement of any such product and Know-How related to any such product shall be the exclusive property of Valley Forge.

          (b) Except as provided in Section 9.05(a), above, all inventions made, conceived or acquired by CODMAN, and the intellectual property related thereto, will be the exclusive property of CODMAN.

                                   ARTICLE TEN

                              TERM AND TERMINATION
                              --------------------

        10.01 Exclusivity Term. The "Exclusivity Term" of this Agreement shall commence on October 1, 2004 and continue until March 31, 2005, or such later date that is mutually agreed to in writing by CODMAN and Valley Forge, or such earlier date as provided in this Section 10..

        10.02 Extended Term. The "Extended Term" shall be from the end of the Exclusivity Term to December 31, 2005, or such earlier date as provided in this
Section 10. Notwithstanding anything in this Section 10 to the contrary, neither the Exclusivity Term nor the Extended Term shall be subject to early termination as a result of Valley Forge merging or combing with another entity.

        10.03 Termination for Breach. If either Valley Forge, on the one hand, or CODMAN, on the other hand, shall materially breach any covenant, agreement or obligation under this Agreement, then the other party may give notice to terminate this Agreement by giving such party notice of such breach. The party receiving such notice shall have ninety (90) days from the date of receipt thereof to cure such breach. If such breach is not cured within such ninety (90) day period, then the non-breaching party shall have the right to terminate this Agreement effective as of the end of such period. In the event such breach is cured during such period, such notice shall be of no force or effect and this Agreement shall not be terminated.

        10.04 Termination for Insolvency. Either party may terminate this Agreement upon notice if the other party makes an assignment for the benefit of creditors, is the subject of proceedings in voluntary or involuntary bankruptcy instituted on behalf of or against such party, or has a receiver or trustee appointed for all or substantially all of its property; provided that in the case of an involuntary bankruptcy proceeding, such right to terminate shall only become effective if the other party consents to the involuntary bankruptcy or such proceeding is not dismissed within ninety (90) days after the filing thereof.

        10.05 Termination for Patent Infringement. CODMAN may terminate this Agreement at the end of a 90-day period following Valley Forge's receipt of written notice from CODMAN if a judgment from a court of competent jurisdiction in the United States holds that the manufacture, use, importation or sale of the Medical Device Products, which have not been discontinued or otherwise removed from Schedule A, infringe the patents rights of a third party.

        10.06 Effect of Termination. Notwithstanding the termination of this Agreement for any reason, each party hereto shall be entitled to recover any and all damages (other than consequential damages) that such party shall have sustained by reason of the breach by the other party hereto of any of the terms of this Agreement. Termination of this Agreement for any reason shall be without prejudice to Valley Forge's right to receive all payments accrued and unpaid on the effective date of termination and shall not release either party hereto from any liability which at such time has already accrued or which thereafter accrues from a breach or default prior to such expiration or termination, nor affect in any way the survival of any other right, duty or obligation of either party hereto which is expressly stated elsewhere in this Agreement to survive such termination. In the event of termination for any reason, CODMAN shall have the non-exclusive right to continue to market and distribute the Existing Products until its inventory is fully depleted.

        10.07 Survival of Certain Provisions. The provisions of this Agreement set forth in Sections 10.06 and 8.01 and Articles Six and Eleven, and any remedies for the breach thereof, shall survive the termination of this Agreement under the terms hereof.

                                 ARTICLE ELEVEN

                                  MISCELLANEOUS
                                  -------------

         11.01  Arbitration.

         a) Any dispute, claim or controversy arising from or related in any way to this Agreement or the interpretation, application, breach, termination or validity thereof, including any claim of inducement of this Agreement by fraud or otherwise, will be submitted for resolution to final and binding arbitration pursuant to the commercial arbitration rules then pertaining of the Center for Public Resources ("CPR"), except where those rules conflict with these provisions, in which case these provisions control. The arbitration will be held in Philadelphia, Pennsylvania.

         b) The panel shall consist of three arbitrators chosen from the CPR Panels of Distinguished Neutrals each of whom is a lawyer specializing in business litigation with at least 15 years experience with a law firm of over 25 lawyers or was a judge of a court of general jurisdiction. In the event the aggregate damages sought by the claimant are stated to be less than $5 million, and the aggregate damages sought by the counterclaimant are stated to be less than $5 million, and neither side seeks equitable relief, then a single arbitrator shall be chosen, having the same qualifications and experience specified above.

         c) The parties agree to cooperate (1) to obtain selection of the arbitrator(s) within 30 days of initiation of the arbitration, (2) to meet with the arbitrator(s) within 30 days of selection and (3) to agree at that meeting or before upon procedures for discovery and as to the conduct of the hearing which will result in the hearing being concluded within no more than 9 months after selection of the arbitrator(s) and in the award being rendered within 60 days of the conclusion of the hearings, or of any post-hearing briefing, which briefing will be completed by both sides with 20 days after the conclusion of the hearings. In the event no such agreement is reached, the CPR will select arbitrator(s), allowing appropriate strikes for reasons of conflict or other cause and three peremptory challenges for each side. The arbitrator(s) shall set a date for the hearing, commit to the rendering of the award within 60 days of the conclusion of the evidence at the hearing, or of any post-hearing briefing (which briefing will be completed by both sides in no more than 20 days after the conclusion of the hearings), and provide for discovery according to these time limits, giving recognition to the understanding of the parties hereto that they contemplate reasonable discovery, including document demands and depositions, but that such discovery be limited so that the time limits specified herein may be met without undue difficulty. In no event will the arbitrator(s) allow either side to obtain more than a total of 40 hours of deposition testimony from all witnesses, including both fact and expert witnesses. In the event multiple hearing days are required, they will be scheduled consecutively to the greatest extent possible.

         d) The arbitrator(s) shall render their award following the substantive law of New Jersey. The arbitrator(s) shall render an opinion setting forth findings of fact and conclusions of law with the reasons therefor stated. A transcript of the evidence adduced at the hearing shall be made and shall, upon request, be made available to either party.

         e) To the extent possible, the arbitration hearings and award will be maintained in confidence.

         f) The United States District Court for New Jersey may enter judgment upon any award. In the event the panel's award exceeds $5 million in monetary damages or includes or consists of equitable relief, then the court shall vacate, modify or correct any award where the arbitrators' findings of fact are clearly erroneous, and/or where the arbitrators' conclusions of law are erroneous; in other words, it will undertake the same review as if it were a federal appellate court reviewing a district court's findings of fact and conclusions of law rendered after a bench trial. An award for less than $5 million in damages and not including equitable relief may be vacated, modified or corrected only upon the grounds specified in the Federal Arbitration Act. The parties consent to the jurisdiction of the above-specified Court for the enforcement of these provisions, the entry of judgment on any award, and the vacatur, modification and correction of any award as above specified. In the event such Court lacks jurisdiction, then any court having jurisdiction of this matter may enter judgment upon any award and provide the same relief, and undertake the same review, as specified herein.

         g) Each party has the right before or during the arbitration to seek and obtain from the appropriate court provisional remedies such as attachment, preliminary injunction, replevin, etc. to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the arbitration.

         h)     EACH PARTY HERETO WAIVES ITS RIGHT TO TRIAL OF ANY ISSUE BY
JURY.

         i) EACH PARTY HERETO WAIVES ANY CLAIM TO PUNITIVE OR EXEMPLARY DAMAGES FROM THE OTHER.

         j) EACH PARTY HERETO WAIVES ANY CLAIM OF CONSEQUENTIAL DAMAGES FROM THE OTHER EXCEPT WITH RESPECT TO ANY BREACH OF SECTION 8.01; IT BEING AGREED THAT A PARTY MUST PROVE THE EXISTANCE OF, AND ITS ENTITLEMENT TO, CONSEQUENTIAL DAMAGES WITH RESPECT TO A BREACH OF SECTION 8.01 IN ACCORDANCE WITH APPLICABLE LAW.

         11.02 Publicity. Except as provided in Section 3.02, and excepting public press releases describing material events as required under applicable regulations of the Securities and Exchange Commission, neither party hereto shall originate any publicity, news release, or other announcement, written or oral, whether to the public press, the trade, CODMAN's or Valley Forge's customers or otherwise, relating to this Agreement, or to performance hereunder or the existence of an arrangement between the parties without the prior written approval of the other party hereto. Valley Forge shall not use the name of Johnson & Johnson, CODMAN, or any of its Affiliates for advertising or promotional purposes without the prior written consent of CODMAN.

         11.03 Headings. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning and interpretation of this Agreement.

         11.04 Notices. All notices and other communications hereunder shall be in writing. All notices hereunder of an Indemnity Claim, a Force Majeure Event, default or breach hereunder, or, if applicable, termination of the term hereof, or any other notice of any event or development material to this Agreement taken as a whole, shall be delivered personally, or sent by national overnight delivery service or postage pre-paid registered or certified U.S. mail, and shall be deemed given when delivered, if by personal delivery or overnight delivery service, or three business days after deposit in the mail, if sent by U.S. mail, and shall be addressed as follows:

         If to Valley Forge:     Valley Forge Scientific Corp.
                                 136 Green Tree Road
                                 P.O. Box 1179
                                 Oaks, PA  19456
                                 Fax: (610) 666 7565
                                 Attention:  President

         with a copy to:         Russell U. Schenkman, Esq.
                                 Schenkman Jennings & Howard, LLC
                                 13 Roszel Road
                                 Suite C225
                                 Princeton, NJ 08540

         If to CODMAN:           Codman & Shurtleff, Inc.
                                 325 Paramount Drive
                                 Raynham, MA  02767-0350
                                 Attention:  President
         with a copy to:
                                 General Counsel
                                 Johnson & Johnson
                                 One Johnson & Johnson Plaza
                                 New Brunswick, NJ  08933

or to such other place as either party may designate by written notice to the other in accordance with the terms hereof.

         11.05 Failure to Exercise. The failure of either party to enforce at any time for any period any provision hereof shall not be construed to be a waiver of such provision or of the right of such party thereafter to enforce each such provision.

         11.06 Assignment. This Agreement, or any of the rights and obligations created herein, shall not be assigned or transferred, in whole or in part, by either party hereto without the prior written consent of the other party; provided, however, that either party shall have the right to assign any or all of its rights or obligations under this Agreement to any Affiliate, or a successor to that part of its business to which this Agreement relates. Any attempted assignment or transfer of such rights or obligations without such consent, except as provided herein, shall be void. Subject to the foregoing sentence, this Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

         11.07 Severability. In the event that any one or more of the provisions (or any part thereof) contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument. Any term or provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, to the extent the economic benefits conferred by this Agreement to both parties remain substantially unimpaired, not affect the validity, legality or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

         11.08 Relationship of the Parties. The relationship of CODMAN and Valley Forge established by this Agreement is that of independent contractors, and nothing contained herein shall be construed to (i) give either party any right or authority to create or assume any obligation of any kind on behalf of the other or (ii) constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking.

         11.09 Competing Products. Valley Forge recognizes and acknowledges that CODMAN (and its Affiliates) has been, and will continue to be, actively involved in the design, development and marketing of instruments and accessories for the treatment of neurological and spinal disorders. Except for the Existing Products in Schedule A, CODMAN shall not, during the Exclusivity Term of this Agreement market for specific use in the central nervous system (i.e. the cranial cavity and spinal column), itself or through any third parties, bipolar generators and associated products for use with the bipolar generators, irrigators, integrated cord and tubing sets (except as noted in Schedule A), footswitches, footpedals, footswitch cables, generator remote controls, or disposable hand-held surgical bipolar electrosurgery pens, disposable hand-held surgical bipolar electrosurgery coagulation balls, or disposable hand-held surgical bipolar electrosurgery loops; it being agreed by Valley Forge that nothing contained in this Section 11.09 shall restrict an Affiliate of CODMAN from engaging in any of the above described activities independently of CODMAN, provided such Affiliates do not have access to, or use, Valley Forge's confidential information. Furthermore, it being agreed that nothing contained in this Section 11.09 shall restrict CODMAN during the Exclusivity Term from marketing or selling its own or another bipolar generator solely for the use in the field of the percutaneaous pain treatment, but in no other field. Subject to the confidentiality provisions in this Agreement and other agreements entered into between CODMAN and Valley Forge, after the Exclusivity Term, CODMAN shall be free to market or sell its own or another manufacturer's bipolar generators, associated products for use with such bipolar generators, irrigators, integrated cord and tubing sets, footswitches, footpedals, footswitch cables, generator remote controls, disposable hand-held surgical bipolar electrosurgery pens, disposable hand-held surgical bipolar electrosurgery coagulation balls, or disposable hand-held surgical bipolar electrosurgery loops.

         11.10 Entire Agreement. It is the desire and intent of the parties to provide certainty as to their future rights and remedies against each other by defining the extent of their undertakings herein. This Agreement constitutes and sets forth the entire agreement and understanding between the parties with respect to the subject matter hereof and is intended to define the full extent of the legally enforceable undertakings of the parties hereto, and no promise, agreement or representation, written or oral, which is not set forth explicitly in this Agreement is intended by either party to be legally binding. Each party acknowledges that in deciding to enter into this Agreement and to consummate the transactions contemplated hereby it has not relied upon any statements, promises or representations, written or oral, express or implied, other than those explicitly set forth in this Agreement. This Agreement supersedes all previous understandings, agreements and representations between the parties, written or oral, with respect to the subject matter hereof.

         11.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         11.12 Expenses. Each party shall pay all of its own fees and expenses (including all legal, accounting and other advisory fees) incurred in connection with the negotiation and execution of this Agreement and the arrangements contemplated hereby.

         11.13 Modifications and Amendments. This Agreement shall not be modified or otherwise amended except pursuant to an instrument in writing executed and delivered by each of the parties hereto.

         11.14 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

         11.15 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey, without giving effect to the choice of law provisions thereof.

         11.16 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

                  IN WITNESS WHEREOF, the parties hereto intending legally to be bound hereby, have each caused this Agreement to be duly executed as of the date first above written.

                                              VALLEY FORGE SCIENTIFIC CORP.

                                              By: /s/ JERRY L. MALIS
                                                  ------------------------------
                                                  Jerry L. Malis
                                                  CEO and President

                                              Date:  October 15, 2004
                                                    ----------------------------


                                              CODMAN & SHURTLEFF, INC.

                                              By: /s/ GLEN A. KASHUBA
                                                  ------------------------------
                                                  Glen A. Kashuba
                                                  Worldwide President

                                              Date:  October 15, 2004
                                                    ----------------------------